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FORM 3


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

--------------------------------- ------------------------- -----------------------------------------------------------------------
1.  Name and Address of           2. Date of Event                    4. Issuer Name and Ticker or Trading Symbol
    Reporting Person*                Requiring Statement                       GTM Holdings, Inc. (GTMH)
                                     (Month/Day-Year)
    Fisher    William       A.           8/20/01
--------------------------------- ------------------------- -----------------------------------------------------------------------
    (Last)    (First)    (Middle) 3. IRS Identification     5. Relationship of Reporting    6. If Amendment, Date of Original
---------------------------------    Number of Reporting       Person to Issuer                (Month/Day/Year)
                                     Person, if an Entity      (Check all applicable)
Suite 12/F, Nam Kwong Building       (Voluntary)                                               n.a.
Avenida Rodrigo Rodriques                                      X  Director     10% Owner
                                                               ---          ---             7. Individual or Joint/Group Filing
                                                                                               (Check applicable line)
                                     n.a.                          Officer      Other           X  Form filed by One
                                                               --- (give    --- (specify       --- Reporting Person
                (Street)                                           title        below)             Form filed by More than
                                                                   below)                      --- One Reporting Person


     Macau S.A.R., China                                           ---------------------
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  (City)      (State)     (Zip)
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                                        TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
1.  Title of Security                   2. Amount of Securities      3.  Ownership Form: Direct (D) or      4. Nature of Indirect
    (Instr. 4)                             Beneficially Owned            Indirect (1) (Instr. 5)               Beneficial Ownership
                                           (Instr. 4)                                                          (Instr. 4)
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Common Stock                            4,153,848                        D             n.a.                    n.a.
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
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*    If the Form if filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
        (Print or Type Responses)                             (Over)

     FORM 3 (CONTINUED) TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security   2. Date Exercisable      3. Title and Amount  4. Conversion    5. Ownership Form    6. Nature of
   (Instr. 4)                        and Expiration           of Securities        of Exercise      of Derivative        Indirect
                                     Date                     Underlying           Price of         Security:            Beneficial
                                     (Month/Day/Year)         Derivative           Derivative       Direct (D)           Ownership
                                                              Security             Security         of Indirect (1)      (Instru. 5
                                                              (Instru. 4)                           (Instru.5)
-------------------------------   ----------------------   -----------------------------------
                                  Date        Expiration   Title     Amount of
                                  Exer-       Date                   Number of
                                  cisable                            Shares
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
n.a.                              n.a.        n.a.         n.a.      n.a.       n.a.             n.a.                 n.a.
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

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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and        /s/ William A. Fisher              August 27, 2001
15 U.S.C. 78ff(a).            -------------------------------    ---------------
                              **Signature of Reporting Person         Date

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                            (Print of Type Responses)